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                                                           Exhibit l(2)

                                ABN AMRO FUNDS
                              PURCHASE AGREEMENT


      ABN AMRO Funds (the "Trust"), a Massachusetts business trust, and ABN AMRO Asset Management (USA) Inc. (the "Buyer"), hereby agree as follows:

      1. The Trust hereby offers the Buyer and the Buyer hereby agrees to purchase one share of beneficial interest having no par value (the "Shares") at $1.00 per share of each of the Trust's Institutional Treasury Money Market Fund(US), Institutional Government Money Market Fund(US) and Institutional Prime Money Market Fund(US) (each a "New Fund). Each Share is the "initial share" of a New Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of three Shares, and the Trust hereby acknowledges receipt from the Buyer of funds in the amount of $3.00 in full payment for the Shares.

      2. The Buyer represents and warrants to the Trust that the Shares are being acquired for investment purposes and not for the purpose of distribution.

      3. The Buyer agrees that neither it nor any direct or indirect transferee of the Shares held by it shall redeem the Shares prior to the second anniversary of the date that the Fund begins its investment activities.

      4. The Trust represents that a copy of its Declaration of Trust, dated September 17, 1992, and amendments are on file in the office of the Secretary of the Commonwealth of Massachusetts.

      5. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust.
The obligations of this Agreement shall be binding only upon the assets and property of the New Funds and not upon the assets and property of any other fund of the Trust and shall not be binding upon any Trustee, officer or shareholder of the New Funds or the Trust individually.
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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 16th day of September, 1999.



Attest:                                  ABN AMRO FUNDS


                                        By:    /s/ Steven A. Smith
                                               --------------------------
                                        Name:  Steven A. Smith
                                        Title: Senior Vice President



Attest:                                 ABN AMRO Asset Management (USA) Inc.



                                        By:  /s/ Randall Hampton
                                        Name:Randall Hampton
                                        Title: